ALGOMA STEEL INC.

SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)
For the period ended September 30, 2002
Millions of Canadian Dollars

1.	Reconciliation of net income (loss) between Canadian and United States GAAP:

	Three	Eight	One	Three	Nine
	Months	Months	Month	Month	Months
	ended	ended	ended	ended	ended
	Sept 30	Sept 30	Jan. 31	Sept 30	Sept 30
	2002	2002	2002	2001	2001

Net income (loss) as reported under Canadian GAAP	$28.6	$45.8	$(26.1)	$(61.9)	$(246.4)
Accretion of equity component of convertible debt	(0.2)	(0.5)	-	-	-
Foreign exchange adjustment on translation of equity
component of convertible long-term debt	(0.2)	0.1	-	-	-
Depreciation of fresh start adjustment to capital assets	(0.3)	(0.3)	-	-	-
Net income (loss) in accordance with U.S. GAAP	$27.9	$45.1	$(26.1)	$(61.9)	$(246.4)

Basic net income (loss) per common share:
- U.S. GAAP	$1.18	$2.10	$(0.49)	$(1.16)	$(4.59)
- Cdn GAAP	$1.20	$2.11	$(0.49)	$(1.16)	$(4.59)
Dilued net income (loss) per common share:
- U.S. GAAP	$0.95	$1.52	$(0.49)	$(1.16)	$(4.59)
- Cdn GAAP	$0.96	$1.53	$(0.49)	$(1.16)	$(4.59)

Under Canadian GAAP, the discounted value of the 1% convertible Notes is segregated into a debt and equity component with the accretion of the equity component being charged directly to retained earnings.  Under U.S. GAAP, the discounted value of the 1% Notes would be presented entirely as debt with the accretion being charged to income as interest on long-term debt.  Under U.S. GAAP, the value ascribed to the holder conversion option is reclassified within shareholders' equity to shareholders' surplus on reorganization.  As a result of reclassifying the equity component of the 1% Notes to long-term debt under U.S. GAAP, a fresh start adjustment is made to shareholders' surplus on reorganization to retain the calculated equity value of $300 million with a corresponding increase in capital assets.

2.	Changes to the consolidated statements of financial position under U.S. GAAP are:
				Sept 30	Jan. 31
				2002	2002
(i) Capital assets, net
Balance under Canadian GAAP				$687.3	$712.3
Fresh start adjustment				8.3	8.3
Depreciation related to fresh start adjustment				(0.3)	-
Balance under U.S. GAAP				$695.3	$720.6

(ii) Long-term debt
Balance under Canadian GAAP				$201.8	$203.5
Equity component of convertible long-term debt				5.6	8.4
Foreign exchange adjustment				(0.3)	(0.1)
Balance under U.S. GAAP				$207.1	$211.8

				Sept 30	Jan. 31
				2002	2002
(iii) Shareholders' equity
(a) Capital stock
Balance under Canadian GAAP				$214.0	$200.0
Ascribed value of holders option credited on conversion				(8.4)	-
Foreign exchange adjustment of equity component upon conversion				(0.1)	-
Balance under U.S. GAAP				$205.5	$200.0

(b) Convertible long-term debt
Balance under Canadian GAAP				$19.2	$30.4
Reclassified as long-term debt under U.S. GAAP				(5.6)	(8.4)
Ascribed value of holders option				(13.6)	(22.0)
Balance under U.S. GAAP				$-	$-

(c) Shareholders' surplus on reorganization
Balance under Canadian GAAP				$69.6	$69.6
Ascribed value of holders option on reorganization				22.0	22.0
Fresh start adjustment				8.3	8.3
Foreign exchange adjustment on convertible long-term debt				0.1	0.1
Balance under U.S. GAAP				$100.0	$100.0

(d) Retained earnings
Balance under Canadian GAAP				$45.3	$-
Depreciation of fresh start adjustment to capital assets				(0.3)	-
Foreign exchange adjustment on convertible long-term debt				0.1	-
Balance under U.S. GAAP				$45.1	$-

3.

A new accounting standard, SFAS 143 "Asset Retirement Obligations", was recently issued in the United States and the Canadian Institute of Chartered Accountants has recently issued an exposure draft on this same topic.  Under the new U.S. standard, legal obligations arising from the retirement of all tangilbe long-lived assets are recognized immediately when incurred and are measured at fair value.  A corresponding amount is capitalized as part of the asset's carrying amount and depreciated over the asset's useful life using a systematic and rational allocation method.  The Corporation has not yet determined the effect that the adoption of this standard in 2003 will have on its financial statements.